                PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact: Janis L. Julian
December 11, 2007	(302) 573-3215

WSFS BANK AND BUCCINI/POLLIN GROUP PARTNER TO GIFT

N.C. WYETH MURAL TO HISTORICAL SOCIETY OF DELAWARE

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of WSFS Bank, and The Buccini/Pollin Group, announce that WSFS Bank will donate the N.C. Wyeth mural, Apotheosis of the Family, to the Historical Society of Delaware.

“It is an honor and a privilege to gift this Delaware jewel to the Historical Society of Delaware, an organization that is dedicated to the preservation and appreciation of Delaware history, heritage and culture for the benefit of the public. We are delighted that this historical treasure will remain in Delaware, the community that WSFS Bank has called home for over 175 years and that this magnificent masterpiece will be accessible to the public for viewing,” said Marvin N. Schoenhals, Chairman of the Board, WSFS Bank.

“We are thrilled to be a part of this gift,” stated Robert Buccini, President of The Buccini/Pollin Group. “It was crucial to us that Apotheosis of the Family remained on Market Street – as part of a larger vision we have for the rebirth of our great city. It is only fitting that it will remain in the heart of this historic district, which is undergoing a major transformation into New Castle County’s premier entertainment, and residential district.”

When originally commissioned in 1929, the intent for the mural was that it would remain on Market Street. As WSFS Bank commemorates its 175th Anniversary, it is meeting the expectations of the community that the mural will stay on Market Street and will be preserved for current and future generations of Delawareans.

The 19-by-60 foot stately work of art has adorned the two-story lobby of the former WSFS headquarters since 1932. The Buccini/Pollin Group, a real estate acquisition, development and management company located in Wilmington, DE, purchased the real estate earlier this year and are converting the building into a 136-room boutique hotel. WSFS Bank relocated its Corporate headquarters to WSFS Bank Center at 500 Delaware Avenue in March 2007, where the preliminary rendering of this masterpiece is displayed in the lobby.

“This donation to the Historical Society of Delaware meets the needs of Delawareans to retain this coveted cornerstone in the community and also fulfills WSFS Bank’s desire to keep this masterpiece local and open to public viewing. WSFS Bank is committed to strengthening the core of Delaware, serving the needs and desires of the community from which we have drawn our strength. We are delighted that the mural will be donated to the Historical Society of Delaware, an organization whose values, priorities, mission and community commitment mirror those of WSFS Bank,” said Mark A. Turner, President and Chief Executive Officer, WSFS Bank.

About the mural – In 1929, former WSFS Bank President, Frederick E. Stone, commissioned Delaware Valley painter and illustrator, N.C. Wyeth to create a mural for the south wall lobby of the Bank’s former headquarters at 838 Market Street, Wilmington, DE. The completed masterpiece, Apotheosis of the Family, was unveiled in 1932, in celebration of WSFS Bank’s 100th Anniversary. This majestic painting embraces the integrity of the family, which reflects the values of WSFS Bank: to honor and focus on fulfilling the financial needs of the ordinary family. This allegory of home and family is displayed throughout the five panels of the mural as a sequence of scenes that represent the labors of the family. The mural progresses through the seasons beginning with spring and ending with winter and incorporates images of Wyeth’s son Andrew and other Wyeth children and neighbors.

About WSFS Financial Corporation

WSFS Financial Corporation is a $3 billion financial services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, operates 29 retail banking offices in all three counties in Delaware, as well as Chester and Delaware Counties in Pennsylvania, providing full banking services under the WSFS Bank brand, and wealth management and personal trust services under Wilmington Advisors, a division of WSFS Bank.

Other operating subsidiaries include WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and WSFS Reit, Inc. WSFS, celebrating its 175th anniversary, is one of the ten oldest banks continuously operating under the same name in the United States. For more information, please visit the Bank’s website at www.wsfsbank.com.

About The Buccini/Pollin Group, Inc. (Buccini/Pollin)

Buccini/Pollin is a privately held, full-service real estate acquisition, development and management company with offices in Wilmington, DE, Washington DC, suburban Philadelphia, Baltimore, MD and New York City. Buccini/Pollin has developed and acquired office, hotel, multi-family, townhouse, industrial, retail, and parking properties in the Mid-Atlantic and Northeastern regions of the United States. Buccini/Pollin has acquired or developed over $2.5 billion in assets including six million square feet of office, industrial and retail space in 64 buildings, 3,200 hotel rooms in 17 hotels, six major residential communities, and 1,200 covered parking spaces. Buccini/Pollin is the largest privately held office landlord in the Philadelphia region.

About the Historical Society of Delaware

The Historical Society of Delaware is the statewide, non-profit organization dedicated to the exploration, preservation, and appreciation of Delaware history, heritage, and culture for the benefit of the public. For over 140 years it has been affording Delaware’s residents and visitors access to the State’s past through exhibitions, educational programs, publications, research opportunities, and outreach activities. It safeguards and shares with the public one of the largest and most significant collections of historic buildings, artifacts, photographs, and documents relating to the history of Delaware. It owns and operates the Delaware History Museum, the Read House & Gardens, and an outstanding Research Library facility. For more information visit www.hsd.org or call MaryLynn Mack, Public Relations Coordinator at 302-295-2390.